EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Hudson Holding Corporation and Subsidiaries on Form S-8 (File No. 333-150432) of our report dated June 29, 2010 with respect to our audits of the consolidated financial statements of Hudson Holding Corporation and Subsidiaries as of March 31, 2010 and 2009 and for the years then ended, which report is included in this Annual Report on Form 10-K of Hudson Holding Corporation and Subsidiaries for the year ended March 31, 2010.

/s/ Marcum LLP

New York, New York
June 29, 2010